EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We have issued our report dated February 28, 2006 (except for Note 3, as to which the date is March 6, 2006), accompanying the consolidated financial statements and schedule included in the Annual Report of K-Tron International, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of K-Tron International, Inc. and Subsidiaries on Forms S-8 (File No. 333-52523, effective May 13, 1998; File No. 333-26531 effective May 6, 1997; File No. 33-07921, effective February 15, 1991 and File No. 33-39039 effective February 15, 1991).
GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 28, 2006